                                                                  Exhibit (a)(3)


                                  ING GET FUND

               Establishment and Designation of Series and Classes
                 of Shares of Beneficial Interest, No Par Value
                               (the "Instrument")

                                 August 2, 2002

      The undersigned, being a majority of the duly elected and qualified Trustees of ING GET Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Article VI of the Amended and Restated Declaration of Trust dated March 1, 2002 (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into and establish a separate series (the "Series") and classes thereof distinct from shares of the Trust previously issued, with the Series being subject to all the provisions of the Declaration of Trust relating to shares of the Trust generally, and having the special and relative rights specified in this Instrument:

      1.    The Series shall be designated as follows:

            Series U
            Series V

      2. The Series shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), as amended from time to time. Each share of beneficial interest, no par value per share, of the Series ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Series. The proceeds of sales of shares of the Series, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Series, unless otherwise required by law. Each share of the Series shall be entitled to receive its pro rata share of net assets of the Series upon its liquidation. Upon redemption of a shareholder's shares, or indemnification for liabilities incurred by reason of a shareholder being or having been a shareholder of the Series, such shareholder shall be paid solely out of the property of the Series. The Series may be terminated pursuant to a plan of liquidation approved by a majority of the Trust's Board of Trustees.

      3. Each share of each class of the Series shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such shares (or class of chares) shall be entitled to vote. Shareholders of the Series shall vote together on any matter, except to the extent otherwise required by the 1940 Act, or when the Trustees have determined that the matter affects only the interest of shareholders of one class, in which case only the shareholders of such class shall be entitled to vote thereon. Shareholders of each class of the Series shall have (i) exclusive voting rights with respect to matters on which the holders of each such class shall be entitled to exclusive voting rights under applicable federal or state law, and (ii) no voting rights with respect to matters on which the holders of another class of shares of the Series or the holders of another series (or class thereof) shall be entitled to exclusive voting rights under applicable federal or state law. Unless otherwise determined by the Trustees, any matter shall be deemed to have been effectively acted upon with respect to the Series if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

      4. The shares of the various series outstanding, and the assets and liabilities of such series shown on the books of the Trust, prior to the date of effectiveness of this Instrument shall be unaffected by this Instrument.

      5. The assets and liabilities of the Trust existing prior to the date of effectiveness of this Instrument shall be allocated among the series other than the Series in accordance with Article VI of the Declaration of Trust, and thereafter the assets and liabilities of the Trust shall be allocated among all series and classes thereof in accordance with Article VI of the Declaration of Trust, except as provided below:

      (a) Costs incurred by the Trust on behalf of the Series in connection with the organization, registration and public offering of shares of the Series shall be allocated to the Series and shall be amortized by the Series in accordance with applicable law and generally accepted accounting principles.

      (b) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the series.

      6. The dividends and distributions with respect to each class of shares shall be in such amount as may be declared from time to time by the Trust's Board of Trustees in accordance with the Declaration of Trust and applicable law.

      7. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the shares of a particular class of the Series may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such class and the bearing of expenses solely by a class of shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption, conversion and liquidation rights of, the shares of different classes. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the shareholders of all classes for all purposes.

      8. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any series (or class thereof) now or hereafter created, or to otherwise change the special and relative rights of any such series (or class), provided that such change shall not adversely affect the rights of shareholders of such series (or class).

      The foregoing shall be effective upon the date first written above.

/s/ Albert E. DePrince, Jr.                     /s/ Sidney Koch
--------------------------------------          --------------------------------
Albert E. DePrince, Jr., as Trustee             Sidney Koch, as Trustee


/s/ Maria T. Fighetti                           /s/ Thomas J. McInerney
--------------------------------------          --------------------------------
Maria T. Fighetti, as Trustee                   Thomas J. McInerney, as Trustee


/s J. Scott Fox                                 /s/ Corine T. Norgaard
--------------------------------------          --------------------------------
J. Scott Fox, as Trustee                        Corine T. Norgaard, as Trustee


/s/ David L. Grove                              /s/ Edward T. O'Dell
--------------------------------------          --------------------------------
David L. Grove, as Trustee                      Edward T. O'Dell, as Trustee